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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of report (Date of earliest event reported): November 2, 1998


                              3DX TECHNOLOGIES INC.
               (Exact Name of Registrant as Specified in Charter)


           Delaware                      0-21841                76-0386601
 (State or Other Jurisdiction          (Commission            (IRS Employer
       of Incorporation)              File Number)         Identification No.)

       12012 Wickchester, Suite 250                         77079
             Houston, Texas                              (Zip Code)
(Address of Principal Executive Offices)

         Registrant's telephone number, including area code: (281) 759-3398




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Item 5.   Other Events.

                  On November 2, 1998, 3DX Technologies Inc. (the "Company") and Fortune Natural Resources Corporation ("Fortune"), executed a Letter of Intent (the "Letter of Intent"), which provides, among other things, for the merger (the "Merger") of the Company with and into Fortune or a subsidiary of Fortune created to effect the Merger.

                  Under the terms of the Letter of Intent, Fortune will, at the closing of the Merger, (i) issue three quarters (0.75) of a share of the $.01 par value common stock of Fortune for each share outstanding of the Company, not to exceed 6,865,431 shares of the Fortune common stock subject to increase by up to an additional 100,000 shares of Fortune common stock, (ii) reserve an additional 923,778 shares of Fortune common stock to be issued upon the exercise of outstanding options and warrants of the Company and (iii) provide for an incentive, up to a maximum aggregate additional 3,862,605 shares of Fortune common stock, to be earned and distributed pro rata per share to the former stockholders of the Company (including persons who have exercised options and warrants of the Company outstanding at the closing of the Merger) if certain disproportionate contributions to Fortune's proved reserves are made in future years.

                  The transaction is contingent upon, among other things, approval by both the Company's and Fortune's board of directors and stockholders and other customary conditions, and is expected to close during the first quarter of 1999. The Merger is intended to constitute a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.


                  1. Letter Agreement between Fortune and the Company,  dated as of November 2, 1998.

                  2. Press release issued by the Company,  dated as of November
                     4, 1998.





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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   3DX TECHNOLOGIES INC.



Dated: November 9, 1998                            By: /s/ Russell Allen
                                                      ------------------
                                                       Russell Allen
                                                       Chief Financial Officer



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                                  EXHIBIT INDEX


Exhibit No.                Description
-----------                -----------
    99.1                   Letter Agreement between Fortune and the Company,
                           dated as of November 2, 1998.

    99.2 Press release issued by the Company, dated as of November 4, 1998.